Exhibit 99.5

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Quartet Holdco Ltd., as amended, as a person to become a director of Quartet Holdco Ltd.

/s/ Carl Claus Boggild

May 12, 2014